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                                                                   Exhibit 10(k)

                   [LETTERHEAD OF LAKELAND INDUSTRIES, INC.]

February 14, 1997

Mr. Christopher J. Ryan
136 West Bayberry Rd.
Islip, NY  11751

Dear Mr. Ryan:

The purpose of this letter is to confirm your continuing employment with Lakeland Industries Inc. on the following terms and conditions:

1.       THE PARTIES

         This is an agreement between Christopher J. Ryan residing at 136 West Bayberry Rd., Islip 11751 (hereinafter referred to as "you") and Lakeland Industries, Inc., a Delaware corporation, with principal place of business located at 711-2 Koehler Avenue, Ronkonkoma, NY 11779-7410 (hereinafter the Company).

2.       TERM; RENEWAL

         The term of the agreement shall be for a 3 year period from February 14, 1997 through and including February 13, 2000 which term shall be automatically renewed for a maximum of 2 successive annual periods unless either party notifies the other 120 days prior to the expiration of the original term or renewal thereof, that the agreement will not be renewed.

3.       CAPACITY

         You shall be employed in the capacity of Executive Vice President, Secretary and In-House General Counsel of Lakeland Industries, Inc. and such other senior executive title or titles as may from time to time be determined by the Board of Directors of the Company. You shall be nominated for election to serve as a member of the Board of Directors of the Company, so long as this agreement shall remain in effect. You shall be directly responsible to the Board of Directors of the Company and to the President of Lakeland.

4.       COMPENSATION

         As full compensation for your services you shall receive following from the Company:

         (a) A base annual salary of $175,000 per year payable bi-weekly; and
         (b) Participation when eligible in any of the Company's Pension, Profit Sharing Plans, medical and disability plans, stock appreciation rights plan or stock option plans and ESOP-401(K) plans when any such plans become effective:
         (c) Such other benefits as are consistent with the personnel benefits provided by the Company to its other officers and employees; provided however that your vacation shall be for a period of no less than 5 weeks; and


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         (d) You shall be entitled to an automobile allowance consistent with the allowance you have been receiving; and
         (e) Reimbursement for any dues and expenses incurred by you that are necessary and proper in the conduct of the Company's business; and
         (f) An annual bonus as set forth in this agreement.

5.       ANNUAL BONUS

         In May of each year commencing in 1998 you shall be awarded an annual bonus based on the performance of the Company in the previous fiscal year. The bonus to be awarded in May of 1998, 1999 and 2000 shall be based upon the following formula by pro rata increments for each cents per share earnings measured upwardly from fiscal 1997 earnings per share. For each .01(cents) earnings per share increase over fiscal year and 1997 earnings per share, you shall receive $1000.00 in bonus. Thus, if EPS 1997 are .37(cents) then if EPS for fiscal 1998 are .50(cents) you shall receive a bonus of 13 x 1,000 or $13,000.00. Further, if EPS for fiscal 1998 are .60(cents), the fiscal 1999 bonus will be .60(cents) - .50(cents) the '99 earnings minus the '98 earnings = 10 x $1,000 = $10,000 and so on.

         The earnings per share shall be the earnings per share of common stock of the Company as determined by the Company's auditors in the preparation of the annual audit and reported to the Company's shareholders. If during the fiscal year commencing February 1, 1997 or thereafter, the Company acquires all of the stock and/or assets of a separate business entity or divests itself of one or more subsidiaries or is involved in a recapitalization or other public offering of the Company's securities, then in that event the amount of the aforesaid annual bonus will be adjusted to reflect such change or changes. The adjustment to the annual bonus and any additional discretionary bonus will be made by the Compensation Committee of the Board of Directors of the Company.

         The decision of the Compensation Committee of the Board of Directors as to any matter relating to the annual bonus or any additional discretionary bonus shall be final, binding and conclusive and shall not be subject to any further review.

6.       NON-COMPETITION

         During the term of this Agreement and for six months thereafter, you shall not either directly or indirectly as an agent, employee, partner, stockholder, director, investor, or otherwise engage in any activity in competition with the activities of the Company, its subsidiaries or affiliates. You acknowledge that the Company's products are marketed throughout North America and therefore, for the duration of this non-competition period you shall not compete with the Company in any location therein whatsoever.

7.       CONFIDENTIALITY

         Except as required in your duties to the Company, you shall not at any time during your employment and for a period of twelve months thereafter, directly or indirectly, use or disclose any confidential information relating to the Company or its business which is disclosed to you or known by you as a consequence of or through your employment by the Company and which is not otherwise generally obtainable by the public.

8.       CHANGE IN CONTROL

       Upon the occurrence of a change in control (as hereinafter defined) you shall have the right to terminate at your option this agreement within 30 days after the occurrence of such change in control

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(provided such ten day period shall not begin to run until you have actual knowledge of the change in control). Upon the effective date of such termination, you shall be entitled to receive a lump sum severance payment in an amount equal to the greater of the present value (determined by applying a discount factor of 6% effective annual interest rate) of (I) the balance of your Base Salary of the Term of the Agreement, plus your estimated Annual Bonus for the fiscal year in which such termination occurs, or (ii) two times your Base Salary, plus your estimated Annual Bonus for the fiscal year in which such termination occurs. The estimated amount of your Annual Bonus in this Agreement for the fiscal year during which the termination occurs shall be determined in good faith by the Compensation Committee of the Board of Directors of the Company based upon the Company's results of operations for the partial fiscal year through the effective date of the termination and the Company's historical results of operations.

         A "change of control" shall have occurred (I) upon any person or group becoming directly or indirectly, the beneficial owner of 50% or more of the Company's then outstanding securities or (ii) upon the disposition by the Company (whether direct or indirect by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of the Company's business and/or assets.

         For purposes of this paragraph, "person" means such term as used in
Section 13(d) (1) of the Securities Exchange Act of 1934 (the "1934 Act"); "beneficial owner" means such term as defined in Rule 13d-3 of the SEC under the 1934 Act; and "group" means such term as defined in Section 13(d) (3) of the 1934 Act.

         In the event of a disposition by the Company (whether direct or indirect by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets the Company will require any successor to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform, if no such disposition had taken place.

9.       TERMINATION

         You or the Company may terminate your employment prior to the end of the Term for any reason upon written notice to the other party in accordance with the following provisions;

         a) Termination of Employment for Cause or Without Good Reason. If,

before the end of the Term, the Company terminates your employment for Cause (as defined below) or you quit without Good Reason (as defined below), the Company shall pay you, within thirty days of such termination, (I) that portion of your Base Salary which is accrued but unpaid as of the date of such termination, and
(ii) any other benefits accrued prior to the date of termination under this Agreement, but you will not be entitled to receive any portion of your Annual Bonus for the year in which said termination occurs or any other compensation or benefits under this Agreement. If the Company terminates your employment for Cause, the written notice of such termination shall set forth the effective date of your termination (which shall not be prior to the date such notice is delivered) and a reasonable detailed description of the facts and circumstances giving rise to the Cause for termination.'

       "Cause" means a written finding by the Board or the Company, acting through an authorized officer, that you were convicted of, or entered a plea of nolo contendere to a charge of, committing a felony involving moral turpitude, or you were grossly negligent in performing your duties and responsibilities (other than on account of "total disability" as referred to in sub-Paragraph c below), or that you committed an act of fraud, embezzlement, or gross neglect of duty. Cause shall not mean (I) the exercise of bad judgment alone, (ii) negligence not amounting to gross negligence, (iii) any act or omission believed by you in good faith to have been in or not opposed to the interest of the Company (without intent of you to gain therefrom, directly or indirectly, a profit to which you were not legally entitled), or (iv) any act or omission with respect to which

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notice of the termination of your employment is given to you more than 12 months after the earliest date on which any member of the Board who is not a party to the act or omission, knew of such act or omission.

       "Good Reason" means any of the following events: (I) the assignment to you of any duties materially and adversely inconsistent with your position, responsibilities, duties, or officer ships, as required under Section 3 hereof,
(ii) the liquidation or dissolution of the Company, (iii) any material breach by the Company of the provisions of this Agreement, or (iv) the Company's requiring, without your written consent, that you be based in an office or location other than the Company's principal business location at Ronkonkoma, New York.

         b) Death. Your employment shall terminate on the date of your death. Your Base Salary (as in effect on the date of death) shall continue through the last day of the month in which your death occurs. Payment of your Base Salary shall be made to your estate or your beneficiary as designated in writing to the Company. Your estate or designated beneficiaries, as applicable, shall also receive a pro-rata portion of the Annual Bonus, if any, determined for the fiscal year up to and including the date of death which shall be determined in good faith by the Compensation Committee of the Board of Directors. Your beneficiaries shall also be entitled to all other benefits generally paid by the Company on an employee's death.

         c) Total Disability. Your employment shall terminate if you become totally disabled. You shall be deemed to be totally disabled if you are unable,

for any reason, to substantially perform your duties to the Company for a period of (sixty consecutive days). In the event of your Total Disability, you shall receive 100% of your Base Salary for the greater of (I) the remainder of the Term of this Agreement or (ii) one year, such amount shall be reduced by the amount of any disability insurance payments received by you under any disability insurance policy maintained by the Company. For the six months thereafter, you shall receive 50% of your Base Salary reduced by the amount of any such disability insurance payments.

         d) Termination Without Cause or for Good Reason. If, before the end of the Term, the Company terminates your employment without Cause or you quit with Good Reason, the Company shall:

                  (i) Pay you within 10 days of the termination of your employment, a lump sum amount equal to the then present value of your Base Salary (as in effect on the date of your termination) though the remainder of the Term, determined by applying a discount factor of 6% effective annual interest rate.

                  (ii) Pay you within 10 days of the termination of your employment, a lump sum amount equal to a pro-rata portion of the Annual Bonus, if any, that you would have received for the fiscal year in which such termination occurs determined in good faith by the Compensation Committee of the Board of Directors.

                  (iii) Pay you within 10 days of the termination of your employment, a lump sum amount equal to the present value of (two) times your Base Salary (as in effect of the date of your termination), determined by applying a discount factor of 6% effective annual interest rate.

                  (iv) Continue to provide to you for a period equal to the greater of (i) the remainder of the Term of this Agreement or (ii) one year, benefits under any of the following welfare benefit programs of the Company as in effect from time to time during the Term of this Agreement: long term disability insurance, life insurance, accidental death and dismemberment insurance, and health and major medical benefits, pursuant to COBRA.

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10.      TAX GROSS-UP

         If it is determined that as a result of any payments provided to you under this Agreement, you will incur an excise tax under Section 4999 of the Internal Revenue Code on "excess parachute payments" or any similar tax payable under any federal, state, local or other law, as a result of payments made to you under this Agreement, then the Company shall pay to you an amount necessary to reimburse you for such excise taxes and the tax due on such reimbursement payments. All determinations and payments hereunder shall be made in adequate time to permit you to prepare and file your individual tax returns in a timely fashion.

11.      MITIGATION

         In no event shall you, subsequent to the termination of your employment, be obligated to seek other employment arrangements or take any other action by way of mitigation of the amounts payable to you under and provision of this Agreement, nor shall the amount of any payment, hereunder be reduced by any compensation earned by you as a result of a subsequent contract with or employment by another employer.

12.      ASSIGNMENT AND SUCCESSORS

         The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Company. This Agreement may not be assigned by the Company unless the assignee or successor (as the case may be) expressly assumes the Company's obligations hereunder in writing or unless, in the opinion of counsel for the Company addressed to you, the obligations of the Company under this Agreement become the obligations of the successor to the Company by operation of law. In the event of a successor to the Company or the assignment of the Agreement, the term "Company" as used herein shall include any such successor or assignee.

13.      CONSTRUCTION

         This Agreement shall be interpreted and construed in accordance with the laws of the State of New York without regard to its choice of law principles. In case of any dispute or disagreement arising out of or connected with this Agreement, the parties hereto hereby agree to resolve such dispute or disagreement in a court of competent jurisdiction within the State of New York. The Company shall reimburse you for all reasonable legal fees and expenses incurred by you in an effort to establish entitlement to fees and benefits under this Agreement. If you do not prevail (after exhaustion of all available judicial remedies), and a court of competent jurisdiction decides that you had no reasonable basis for bringing you action or there was an absence of good faith for bringing your action, no further reimbursement for legal fees and expenses shall be due to you, and you shall repay the Company for any amounts previously paid by the Company. It is understood that in all events, the Company shall be responsible for its own legal fees and expenses incurred for any action brought hereunder.

14.      NOTICES

         Any notices required to be given under this Agreement shall unless otherwise agreed to by you and the Company be in writing and by certified mail, return receipt requested and mailed to the Company at its headquarters at 711-2 Koehler Avenue Ronkonkoma, NY 11779-7410 or to you at your home address at 136
W. Bayberry Rd., Islip, NY 11751.

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15.      WAIVER OR MODIFICATION

         No waiver or modification in whole or in part of this agreement or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.


16.      SEPARABILITY

         Any provision of this agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof, which shall continue in full force and effect. The unenforceability or invalidity of any provision of the agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                                           LAKELAND INDUSTRIES, INC.


/s/ Christopher J. Ryan
------------------------                   ----------------------------------
Christopher J. Ryan                        By:  John J. Collins
Executive Vice President

                                               /s/ Eric O. Hallman
                                           ----------------------------------
                                           By:  Eric O. Hallman

                                               /s/ W. James Raleigh
                                           ----------------------------------
                                           By:  W. James Raleigh

                                           Board of Directors
                                           Compensation Committee


                                           Raymond J. Smith

                                           /s/ Raymond J. Smith
                                           -----------------------------------
                                           Chairman of the Board and President
                                           of Lakeland Industries, Inc.